EXHIBIT 99

                       Tricon Addresses AmeriServe Filing
              Tricon Will Exceed 1999 Fourth Quarter and Full-Year
                    Ongoing Operating EPS Consensus Estimates


LOUISVILLE, KY (January 31, 2000) - Tricon Global Restaurants, Inc. (NYSE-YUM) today was informed that its primary U.S. food and dry goods distributor, AmeriServe Food Distribution, Inc., has filed in Delaware for protection under Chapter 11 of the U.S. bankruptcy code.

AmeriServe has advised Tricon that it is in discussions with its lenders to arrange for financing necessary to maintain the AmeriServe operations both in the short-term and for the duration of the bankruptcy proceedings. Tricon is evaluating arrangements with AmeriServe's suppliers and with other distributors to ensure the availability of supplies to Tricon's restaurant system during this interim period.

"We believe this filing should facilitate a short-term financing plan that we expect will ensure a continued supply to our restaurants with minimal service disruptions. We are optimistic this should lead to an improved long-term financing structure," said David C. Novak, Tricon's Chief Executive Officer.

In early December 1999, AmeriServe announced that it had raised approximately $175 million to improve its liquidity, which included a $15 million unsecured loan from Tricon. In total, AmeriServe owes Tricon approximately $40 million, including amounts owed for premium items sold to AmeriServe for resale. This bankruptcy filing will result in an unusual charge to Tricon's 1999 fourth quarter earnings and will not affect its ongoing operating EPS for that period.

Tricon also announced it expects 1999 fourth quarter and full year earnings per share from ongoing operations to substantially exceed the current First Call consensus of $0.66 for the quarter and $2.46 for the full year.

Key drivers were stronger than expected operating performance from the base business as well as the favorable impact of lower insurance costs and a lower effective tax rate. These estimates do not include facility action net gains, accounting changes, and unusual charges, including the charge related to AmeriServe.

"We're very pleased with our strong increases in ongoing operating EPS in 1999 for both the fourth quarter and full-year, a clear reflection that we are continuing to successfully execute our operational and financial strategies," Novak added.



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Tricon will report its fourth quarter and full-year 1999 earnings on February 9,
2000 with a conference call on February 10.

This  announcement  contains  forward-looking  statements  within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These "forward-looking" statements reflect management's expectations and are based upon currently available data; however, actual results are subject to future events and uncertainties, which could cause actual results to differ from those projected in these statements. Factors that can cause actual results to differ materially include economic and political conditions in the countries and territories where Tricon operates, the impact of such conditions on consumer spending and currency exchange rates, pricing pressures resulting from competitive discounting, new product and concept development by Tricon and other food industry competitors, the success of our refranchising strategy, fluctuations in commodity prices, supplier contracts, availability of restaurant supply and distribution of product, liquidity of major distributors, and actuarially determined casualty loss estimates. Further information on factors that could affect Tricon's financial and other results are included in the company's Forms 10-Q and 10-K, filed with the Securities and Exchange Commission.


Contact:          Lynn A. Tyson
                  Vice President Investor Relations





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